Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX APPOINTS TWO NEW BOARD MEMBERS

Irvine, CA, October 11, 2012 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced the appointment of Benjamin Duster IV, 52, and Roy Tan, 40, to the Company’s Board of Directors as non-independent directors. They replace Choon Seng Tan and See Meng Wong who stepped down from the Board so that Messrs. Tan and Duster would have the opportunity to serve.

Philippe Lemaitre, Chairman of the Board of Directors of MFLEX commented, “On behalf of the Board, I would like to thank Choon Seng and See Meng for their invaluable contributions. I am also pleased to welcome Benjamin and Roy to our Board. We look forward to benefiting from their extensive strategic business planning experience to support MFLEX’s growth strategy.”

Benjamin Duster currently serves on the boards of WBL Corporation, Accuride Corporation, Chorus Aviation and Netia, S.A. He was previously a partner at Masson & Company, LLC. Earlier in his career he was a Managing Director at Wachovia Securities and served as Vice President at Salomon Brothers where he worked for over 16 years. Mr. Duster holds a Juris Doctor and Master of Business Administration from Harvard University. He completed his undergraduate work at Yale University.

Joining WBL Corporation in 2006, Roy Tan is presently the Group General Manager, Group Corporate Development where his responsibilities include strategic development for the company and its subsidiaries. Earlier in his career, he served in various managerial and strategic roles at OCBC Bank, Singapore Technologies Electronics and PhillipCapital. Mr. Tan holds master’s degrees in management of technology and applied economics from National University of Singapore and completed his undergraduate work at the University of Oxford.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect,” “schedule” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

###